Exhibit 99.1

Arrow Electronics’ Board of Directors Announces Its Intention to Name Michael J. Long Chief Executive Officer Effective May 1

-- Mr. Long to Succeed William E. Mitchell Who Will Remain as Executive Chairman --

MELVILLE, N.Y.--(BUSINESS WIRE)--March 2, 2009--The board of directors of Arrow Electronics, Inc. (NYSE:ARW) announced today its intention to name Michael J. Long chief executive officer at the company’s annual meeting on May 1, 2009.

Under the company’s succession plan, Mr. Long will succeed William E. Mitchell who has served as chief executive officer since 2003. Mr. Mitchell will remain as executive chairman through Dec. 31, 2009, to ensure a seamless transition. Mr. Mitchell has been chairman since 2006.

“Best-in-class companies operate with solid succession plans in place so as to ensure their continued long-term success,” said Mr. Mitchell. “Arrow’s board of directors and I have been engaged in a long-term succession planning process, and this announcement represents the next logical step in that plan. Succession planning is a critical part of every manager’s responsibility at Arrow, and we make talent development a key part of the fabric of Arrow.”

An 18-year veteran of Arrow, Mr. Long has served as president and chief operating officer and a director of the company since March 2008, with responsibilities for all of the company’s business operations, including Arrow’s Global Components and Enterprise Computing Solutions groups. He has also overseen the enterprise resource planning (ERP) platform initiative being implemented throughout the company.

“Mike’s commitment to driving profitable growth and talent development and his outstanding record of achievement have been critical to Arrow’s strong financial and market position,” Mr. Mitchell said. “His solid leadership in our global operations and success in delivering on Arrow’s strategic initiatives will ensure the company will continue its leadership role in our industry, creating growth opportunities for our business partners and increasing shareholder value.”

Mr. Long previously served as senior vice president of Arrow and president of the company’s Global Components business and, before that, as president of its Global Enterprise Computing Solutions business.

“Arrow is a strong company with tremendous growth opportunities thanks to the leadership of Bill Mitchell,” said Mr. Long. “I look forward to building upon Arrow’s solid foundation to provide outstanding value to our customers, suppliers and shareholders.”

“Arrow has a long history of strong leaders and dedicated employees, and I am honored to be appointed to this position,” Mr. Long said.

Mr. Long has been with Arrow since its 1991 acquisition of Schweber Electronics where he held various leadership roles. In 1994, he served as president of Capstone Electronics, an Arrow company, and was appointed president of Gates/Arrow Distributing in 1995. Mr. Long also held the position of president of the company’s North America and Asia-Pacific components business.

Mr. Long holds a bachelor’s degree in business administration from the University of Wisconsin. He serves on the board of AmerisourceBergen, and is a member of the board of trustees of the Denver Zoo.

About Arrow Electronics

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 800 suppliers and 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 53 countries and territories.

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